Exhibit (a)(1)(v)

Offer to Purchase for Cash

by

MicroStrategy Incorporated

Up to $250 Million in Value of its Class A Common Stock

At a Cash Purchase Price Not Greater than $140.00 per Share Nor Less than $122.00 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 10, 2020, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

August 11, 2020

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated August 11, 2020 (together with any amendments or supplements thereto, the “Offer to Purchase”), the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and other related materials (together with any amendments or supplements thereto, the Offer to Purchase and the Letter of Transmittal, the “Offer”) in connection with the offer by MicroStrategy Incorporated, a Delaware corporation (“MicroStrategy”), to purchase for cash up to $250 million in value of shares of its issued and outstanding class A common stock, par value $0.001 per share (each, a “Share” and collectively, the “Shares”), at a price calculated as described herein and in the Offer to Purchase that is a price not greater than $140.00 nor less than $122.00 per Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase, the Letter of Transmittal and other related materials.

MicroStrategy will, upon the terms and subject to the conditions of the Offer, determine a single per Share price that it will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares properly tendered and the prices specified, or deemed specified (as described in the attached Instruction Form), by tendering stockholders. This single per Share price (the “Final Purchase Price”) will be the lowest single purchase price, not greater than $140.00 nor less than $122.00 per Share, that would allow it to purchase $250 million in value of Shares, or such lower amount equal to the value of the Shares properly tendered and not properly withdrawn in the event that less than $250 million in value of Shares is properly tendered and not properly withdrawn. MicroStrategy will not purchase any Shares tendered at prices in excess of the Final Purchase Price.

Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Shares having an aggregate value of $250 million or less are properly tendered and not properly withdrawn, MicroStrategy will purchase all Shares properly tendered at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Date. Only Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn will be purchased in the Offer upon the terms and subject to the conditions of the Offer, including the “Odd Lot” priority, proration and conditional tender provisions described in the Offer to Purchase. Under no circumstances will interest be paid on the Final Purchase Price for the Shares, regardless of any delay in making such payment. All Shares acquired in the Offer, if any, will be acquired at the Final Purchase Price. MicroStrategy reserves the right, in its sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission, if, based on the Final Purchase Price, Shares having an aggregate value in excess of $250 million are properly tendered and not properly withdrawn, MicroStrategy may increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer.

MicroStrategy reserves the right, in its sole discretion, (i) to, upon the occurrence of any of certain conditions to the Offer more specifically described in Section 7 of the Offer to Purchase, (a) terminate the Offer and return all tendered Shares to tendering stockholders, (b) extend the Offer and, subject to the withdrawal rights as set forth in the Offer to Purchase, retain all of the tendered Shares until the expiration of the Offer as so extended, (c) waive a condition of the Offer and, subject to any requirement to extend the period of time during which the Offer is open, purchase Shares properly tendered and not properly withdrawn prior to the Expiration Date or (d) delay acceptance for payment of, or payment for, Shares, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, until satisfaction or waiver of the conditions to the Offer, and (ii) to extend the period of time during which the Offer is open, thereby delaying acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder’s Shares.

If the conditions to the Offer have been satisfied or waived and, based on the Final Purchase Price, Shares having an aggregate value in excess of $250 million are properly tendered and not properly withdrawn prior to the Expiration Date, MicroStrategy will purchase Shares on the following basis:

•

first, MicroStrategy will purchase Odd Lots of less than 100 Shares at the Final Purchase Price from stockholders who properly tender all of their Shares at or below the Final Purchase Price and who do not properly withdraw them before the Expiration Date. Tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference;

•

second, after purchasing all Odd Lots that were properly tendered at or below the Final Purchase Price, subject to the conditional tender provisions described in the Offer to Purchase (whereby a holder may specify a minimum number of such holder’s Shares that must be purchased if any such Shares are purchased), MicroStrategy will purchase all Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

•

third, only if necessary to permit MicroStrategy to purchase $250 million in value of Shares (or such greater amount as MicroStrategy may elect to purchase, subject to applicable law), MicroStrategy will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares. Random lot would be facilitated by MicroStrategy.

As a result of the foregoing priorities applicable to the purchase of Shares properly tendered, it is possible that fewer than all Shares that you tender will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares that you tendered will be purchased even though those Shares were tendered at prices at or below the Final Purchase Price. Shares not purchased in the Offer, including Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased because of proration or conditional tender, will be returned to you promptly after the Expiration Date.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.

We are the owner of record of Shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL AND OTHER TENDER OFFER MATERIALS FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT OR ANY OTHER MATERIALS TO TENDER SHARES WE HOLD FOR YOUR ACCOUNT.

Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account in accordance with the terms and subject to the conditions of the Offer.

Please note the following:

1.

You may tender your Shares at a price or prices not greater than $140.00 nor less than $122.00 per Share, as indicated in the attached Instruction Form, to be paid to you in cash, less any applicable withholding taxes and without interest, or you may instruct us to tender your Shares at the Final Purchase Price determined by MicroStrategy in accordance with the terms and subject to the conditions of the Offer.

2.	You should consult with your broker or other financial or tax advisors on the possibility of designating the priority in which your Shares will be purchased in the event of proration.

3.

The Offer, proration period and withdrawal rights will expire at 5:00 P.M., New York City time, on September 10, 2020, unless MicroStrategy extends or terminates the Offer in accordance with the terms and subject to the conditions of the Offer, subject to applicable law.

4.

The Offer is for up to $250 million in value of Shares. At the maximum Final Purchase Price of $140.00 per Share, MicroStrategy could purchase 1,785,714 Shares if the Offer is fully subscribed, which would represent approximately 18.4% of MicroStrategy’s issued and outstanding capital stock and 6.4% of the total voting power of MicroStrategy’s capital stock. At the minimum Final Purchase Price of $122.00 per Share, MicroStrategy could purchase 2,049,180 Shares if the Offer is fully subscribed, which would represent approximately 21.2% of MicroStrategy’s issued and outstanding capital stock and 7.4% of the total voting power of MicroStrategy’s capital stock.

5.

Tendering stockholders who are tendering Shares registered in their name or who are tendering such Shares directly to the Depositary will not be obligated to pay any brokerage commissions or fees to MicroStrategy or to the Dealer Manager (defined below), or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on MicroStrategy’s purchase of Shares under the Offer.

6.

If you hold an aggregate of less than 100 Shares, and you instruct us to tender on your behalf all such Shares at or below the Final Purchase Price before the Expiration Date and check the box captioned “Odd Lots” on the attached Instruction Form, MicroStrategy will accept all such Shares for purchase before proration, if any, of the purchase of other Shares properly tendered at or below the Final Purchase Price and not properly withdrawn pursuant to the Offer.

7.

If you wish to tender portions of your Shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your Shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered.

8.

If you wish to make your tender conditional upon the purchase of all Shares that you tender or upon MicroStrategy’s purchase of a specified minimum number of the Shares that you tender, you may elect to do so and thereby avoid possible proration of your tender. MicroStrategy’s purchase of Shares from all tenders at or below the Final Purchase Price that are so conditioned will be determined by random lot to the extent feasible, and to be eligible for purchase by random lot, any stockholder whose Shares are conditionally tendered must have tendered all of its Shares. To elect such a condition complete the box entitled “Conditional Tender” in the attached Instruction Form.

YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US WITH AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 10, 2020, UNLESS THE OFFER IS EXTENDED OR TERMINATED.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning the attached Instruction Form to us. If you authorize us to tender your Shares, we will tender all such Shares unless you specify otherwise on the attached Instruction Form.

The Offer is being made solely under the Offer to Purchase, the Letter of Transmittal and related materials, and is being made to all record holders of Shares of MicroStrategy. The Offer is not being made to holders of Shares of MicroStrategy residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other applicable laws of such jurisdiction.

INSTRUCTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated August 11, 2020 (together with any amendments or supplements thereto, the “Offer to Purchase”), related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and other related materials (together with any amendments or supplements thereto, the Offer to Purchase and the Letter of Transmittal, the “Offer”), in connection with the offer by MicroStrategy Incorporated, a Delaware corporation (“MicroStrategy”), to purchase for cash up to $250 million in value of shares of its issued and outstanding class A common stock, par value $0.001 per share (each, a “Share” and collectively, the “Shares”), at a price calculated as described herein and in the Offer to Purchase that is a price not greater than $140.00 nor less than $122.00 per Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase.

The undersigned hereby instruct(s) you to tender to MicroStrategy the number of Shares indicated below or, if no number is specified, all Shares you hold for the account of the undersigned, at the price per Share indicated below, upon the terms and subject to the conditions of the Offer.

Aggregate Number Of Shares To Be Tendered

By You For The Account Of The Undersigned:                                      Shares.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

(See Instruction 5 to the Letter of Transmittal)

THE UNDERSIGNED IS TENDERING SHARES AS FOLLOWS (CHECK ONLY ONE BOX UNDER (1) OR (2) BELOW):

(1) SHARES TENDERED AT PRICE DETERMINED UNDER THE OFFER

By checking the box below INSTEAD OF ONE OF THE BOXES UNDER “Shares Tendered At Price Determined By Stockholder,” the undersigned hereby tenders Shares at the purchase price as shall be determined by MicroStrategy in accordance with the terms of the Offer.

☐

The undersigned wishes to maximize the chances of having MicroStrategy purchase all of the Shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this box instead of one of the price boxes below, the undersigned hereby tenders its Shares at, and is willing to accept, the Final Purchase Price as determined by MicroStrategy in accordance with the terms and subject to the conditions of the Offer. The undersigned understands that checking this box will result in its Shares being deemed to have been tendered at $122.00 per Share, which is the low end of the price range in the Offer, for purposes of determining the Final Purchase Price. The undersigned also understands that this may have the effect of lowering the Final Purchase Price and could result in the undersigned receiving a per Share price as low as $122.00, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest.

(2) SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER

By checking ONE of the following boxes INSTEAD OF THE BOX UNDER “Shares Tendered At Price Determined Under The Offer,” the undersigned hereby tenders Shares at the price checked. The undersigned understands that this action could result in MicroStrategy purchasing none of the Shares tendered hereby if the Final Purchase Price determined by MicroStrategy in accordance with the terms and subject to the conditions of the Offer is less than the price checked below.

☐ $122.00	☐	$126.00	☐	$130.00	☐	$134.00	☐	$138.00
☐ $123.00	☐	$127.00	☐	$131.00	☐	$135.00	☐	$139.00
☐ $124.00	☐	$128.00	☐	$132.00	☐	$136.00	☐	$140.00
☐ $125.00	☐	$129.00	☐	$133.00	☐	$137.00

CHECK ONLY ONE BOX UNDER (1) OR (2) ABOVE. IF MORE THAN ONE BOX IS CHECKED ABOVE, THERE IS NO VALID TENDER OF SHARES.

A STOCKHOLDER DESIRING TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE INSTRUCTION FORM FOR EACH PRICE AT WHICH SHARES ARE TENDERED. THE SAME SHARES CANNOT BE TENDERED AT MORE THAN ONE PRICE, UNLESS PREVIOUSLY PROPERLY WITHDRAWN AS PROVIDED IN SECTION 4 OF THE OFFER TO PURCHASE.

CONDITIONAL TENDER

(See Instruction 13 of the Letter of Transmittal)

A stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to the Letter of Transmittal must be purchased if any Shares tendered are purchased, all as described in the Offer to Purchase, particularly in Section 6 of the Offer to Purchase. Unless at least the minimum number of Shares indicated below is purchased by MicroStrategy pursuant to the terms of the Offer, none of the Shares tendered will be purchased. It is the tendering stockholder’s responsibility to calculate that minimum number of Shares that must be purchased if any are purchased, and MicroStrategy urges stockholders to consult their own financial and tax advisors before completing this section. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional.

The minimum number of Shares that must be purchased, if any are purchased, is:                      Shares.

If, because of proration, the minimum number of Shares designated will not be purchased, MicroStrategy may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have tendered all of his or her Shares and checked this box:

☐	The tendered Shares represent all Shares held by the undersigned.

ODD LOTS

(See Instruction 14 of the Letter of Transmittal)

As described in Section 1 of the Offer to Purchase, under certain conditions, stockholders holding less than 100 Shares may have their Shares accepted for payment before any proration of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Shares. Accordingly, this section is to be completed ONLY if Shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 Shares. The undersigned either (check one box):

☐	is the beneficial or record owner of an aggregate of fewer than 100 Shares, all of which are being tendered; or

☐

is a broker, dealer, commercial bank, trust company or other nominee that (a) is tendering, on behalf of the beneficial owner(s), Shares with respect to which it is the record holder and (b) believes, based upon representations made to it by the beneficial owner(s) of such Shares, that each such person is the beneficial owner of an aggregate of less than 100 Shares and is tendering all such Shares.

The method of delivery of this document, is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

MicroStrategy’s Board of Directors (the “Board”) has authorized MicroStrategy to make the Offer; however, none of MicroStrategy, the members of the Board, Morgan Stanley & Co. LLC (the “Dealer Manager”), Georgeson LLC, the information agent for the Offer (the “Information Agent”), or American Stock Transfer & Trust Co., LLC, the Depositary for the Offer (the “Depositary”), or any of their respective affiliates, makes any recommendation to any stockholder as to whether to tender or refrain from tendering any Shares or as to the purchase price or purchase prices at which stockholders may choose to tender their Shares. None of MicroStrategy, the members of the Board, the Dealer Manager, the Information Agent or the Depositary, or any of their respective affiliates, has authorized any person to make any recommendation with respect to the Offer. Stockholders must decide whether to tender or refrain from tendering their Shares and, if deciding to tender, how many Shares to tender and the purchase price or purchase prices at which they wish to tender. In doing so, a stockholder should read carefully and evaluate the information in the Offer to Purchase and in the Letter of Transmittal before making any decision with respect to the Offer, and should consult their own financial and tax advisors.

SIGNATURE

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Taxpayer Identification or Social Security No.:

Address(es)

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Date: , 2020